Rocket Companies Announces Second Quarter Results

•Achieved record purchase closed loan origination volume, nearly doubling year-over-year
•Fourth consecutive quarter of meeting or exceeding guidance for closed loan, net rate lock volume, and gain on sale margins
•Generated revenue, net of $2.7 billion and Adjusted Revenue of $2.8 billion1
•Delivered net income of $1.0 billion and Adjusted Net Income of $0.9 billion1

DETROIT, August 12, 2021 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), a Detroit-based holding company consisting of tech-driven real estate, mortgage and eCommerce businesses – including Rocket Mortgage, Rocket Homes, Amrock and Rocket Auto – today announced results for second quarter of 2021.

“Our mortgage, real estate, auto and personal finance brands, powered by the tech-driven Rocket platform, delivered a strong second quarter,” said Jay Farner, Vice Chairman and CEO of Rocket Companies.

“Our record purchase mortgage volume puts us well on the path to our goal of becoming the largest retail home purchase lender in the nation by the end of 2023. That strong momentum will carry us into the second half of the year, as we expect our 2021 mortgage origination closed loan volume to exceed 2020’s record performance of $320 billion. Our newer businesses Rocket Homes, Rocket Auto and solar program leverage our existing platform and represent significant growth opportunities.”

Second Quarter Financial Summary1

ROCKET COMPANIES
(Units in '000s, $ amounts in millions, except per share)

	Q2-21	Q2-20	Q2-19	YTD 21	YTD 20	YTD 19
	(Unaudited)			(Unaudited)
Total revenue, net	$2,669	$5,036	$937	$7,253	$6,402	$1,569
Total expenses	$1,608	$1,550	$990	$3,349	$2,816	$1,921
Net income (loss)	$1,037	$3,464	$(53)	$3,814	$3,563	$(352)

Adjusted Revenue	$2,790	$5,310	$1,328	$6,830	$7,420	$2,281
Adjusted Net Income	$920	$2,851	$261	$2,691	$3,507	$284
Adjusted EBITDA	$1,279	$3,841	$398	$3,685	$4,762	$479

GAAP Diluted EPS	$0.40	N/A	N/A	$1.46	N/A	N/A
Adjusted Diluted EPS	$0.46	N/A	N/A	$1.35	N/A	N/A

1 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. On August 6, 2020, Rocket Companies' stock began trading on the NYSE and it did not have any shares outstanding or calculations of earnings per share for any periods prior to this date. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures in the tables throughout this document may not foot due to rounding.

(Units in '000s, $ amounts in millions)

	Q2-21	Q2-20	Q2-19	YTD 21	YTD 20	YTD 19
Select Metrics	(Unaudited)			(Unaudited)
Closed loan origination volume	$83,764	$72,324	$31,961	$187,289	$124,028	$54,280
Gain on sale margin	2.78%	5.19%	3.23%	3.29%	4.45%	2.97%
Net rate lock volume	$83,586	$91,978	$34,109	$178,702	$148,028	$61,255
Amrock closings (units)	260.3	240.4	88.8	609.1	406.3	162.7
Rocket Auto car sales (units)	15.6	6.4	3.8	29.2	14.7	7.4

Second Quarter Highlights

Financial Highlights
During the second quarter of 2021:

•Generated total revenue, net of $2.7 billion and Adjusted Revenue of $2.8 billion in Q2 '21, both more than double Q2 '19. We compare certain revenue and profitability measures to 2019 as we experienced a historically low interest rate environment in combination with limited industry capacity during 2020.

•Rocket Mortgage generated $84 billion in mortgage origination closed loan volume and gain on sale margin of 2.78%. Our closed loan volume was more than double Q2 '19 and exceeded that of the entire year of 2018.

•Q2 '21 represented Rocket Mortgage's strongest purchase closed loan volume in company history. Our purchase volume was nearly double both Q1'21 and Q2'20 levels, driven by our focus on a superior, technology-driven client experience, product innovation and our integrated, end-to-end home buying ecosystem.

•Generated $376.4 million of other income in Q2 '21, driven primarily by Amrock, our title insurance services, property valuation, and settlement services company, which generated 260,300 closings, up 193% from Q2 '19.

•Generated net income of $1.0 billion, which exceeded full year 2019 net income of $0.9 billion and Adjusted Net Income of $0.9 billion during Q2 ’21, which was more than triple Q2 ’19 levels, demonstrating the scalability of our platform.
•Achieved Adjusted EBITDA of $1.3 billion during Q2 ‘21, more than triple Q2 ’19 levels. Our Adjusted EBITDA margin was 46% for Q2 ’21, which compares to 30% for Q2 ’19, demonstrating the scalability of our platform.

•Grew servicing book unpaid principal balance to $507 billion at June 30, 2021, up 34% from June 30, 2020 and 50% from June 30, 2019. Our servicing portfolio includes approximately 2.4 million clients and generates more than $1 billion of recurring servicing fee income on an annualized basis.

Company Highlights
Rocket Platform

•Rocket Mortgage was again named #1 in the nation for client satisfaction in mortgage servicing by J.D. Power for 2021. The award recognizes the outstanding client service Rocket Mortgage provided to help clients during the pandemic. This is the 8th consecutive year Rocket Mortgage has earned the accolade, which is based entirely on client feedback collected by the independent research firm. Rocket Mortgage has taken home 19 J.D. Power awards in the last 12 years, including its 11 consecutive rankings for mortgage origination, making it the most awarded company in the study.

•Our Rocket Mortgage net client retention rate was 90% over the 12 months ended June 30, 2021. There is a strong correlation between this metric and client lifetime value, and we believe our net client retention rate is unmatched among mortgage companies and on par with some of the best performing subscription business models in the world.

•Rocket Homes, our tech-based real estate service provider and home search site, grew its home search tool and now includes listings from all 50 states. RocketHomes.com, the home search site, reached nearly 2 million average unique monthly visitors, increasing six-fold in Q2 '21 as compared to Q2 '20.

•In Q2'21, Rocket Homes' agent referral network drove a record $2 billion real estate transaction value, representing the value of homes purchased and sold through our real estate agent network. In addition, approximately 70% of Rocket Homes closings involve both an agent in the Rocket Homes real estate agent network and Rocket Mortgage. This mortgage attach rate is among the highest in the industry and the increased level of engagement that occurs when clients work with both Rocket Homes and Rocket Mortgage drives higher levels of lead conversion for Rocket Mortgage.

•Rocket Homes recently announced a comprehensive suite of services that includes: credit reporting, RocketHomes.com and ForSaleByOwner.com marketplaces, on-staff real estate agents, a nationwide network of trusted real estate professionals, iBuying services to provide a back-up offer to sellers - along with direct connections to Rocket Mortgage, America’s largest mortgage lender, and Amrock, a premier closing and settlement services provider. Rocket's iBuyer program, facilitated through third-party partner companies, will be released over the next several quarters.

•Rocket Auto, our automotive retail marketplace, facilitated the sale of 15,600 auto units, up more than 9,200 units, or 143%, as compared to Q2'20. Gross Merchandise Value2 for Q2 '21 was $484 million, more than tripling year-over-year. In Q2'21, one of the largest online sellers of used cars joined Rocket Auto's partnership network, giving Rocket Auto access to tens of thousands of additional used cars to sell through its constantly expanding platform.

•We recently announced our entry into the solar energy industry to help make American homes more energy efficient. The solar industry in the U.S is at a growth inflection point, with more than 2 million solar installations in the U.S., reaching a record high in 2020. By 2030, the solar market is expected to quadruple, with 1 in 8 American homes expected to adopt solar, according to a 2021 joint study by the Solar Energy Industries Association and Wood Mackenzie. Rocket will extend its technology, data and client experience to simplify the solar experience for homeowners and connect homeowners with simple, digital financing solutions. The pilot program will begin in the fourth quarter of 2021, and officially launch to the public in early 2022.

•We forged a new relationship with MassMutual, enabling its 9,000-plus agents to help originate home loans through Rocket Mortgage.

Technology and Product

•Technology and data continue to drive better client experiences, increase conversion and streamline workflows across our platform. During 2021, intelligent client targeting models were deployed to over 80% of our client leads, resulting in $4 billion of incremental application volume this year through increased conversion.

•Over the past month, more than 20,000 unique mortgage professional visitors relied on Rocket’s broker tools to access knowledge at their fingertips and to get mortgage applications to the finish line. Pathfinder, our centralized digital database of rates and policies tool developed in partnership with Google, has become one of the top industry resources for mortgage brokers. Rocket Connect provides our brokers with a fast, simple way to communicate with experts.

2 Gross Merchandise Value includes the sales price of vehicles sold plus vehicle-related product sales that were generated during the period.

•The number of real estate agents that have signed up for Rocket Pro Insight (RPI) more than tripled to approximately 50,000 as of June 30, 2021, up from approximately 14,000 on December 31, 2020. RPI is our digital platform providing real estate agents with real-time updates on the status of their clients' mortgages and the ability to assist in the mortgage process.

•Lendesk, our fintech provider servicing the Canadian broker space, added an alternative lending section to Lender Spotlight, its centralized digital database of Canadian mortgage rates and policies, to include more than 20 alternative funding lenders. Lender Spotlight is integrated with Finmo, Lendesk’s digital mortgage application product, and serves as a go-to resource for brokers to search for and be matched with the right products and loans, suited to specific criteria.

Additional Highlights

•Last month, we sponsored our flagship golf event, Rocket Mortgage Classic, a PGA tournament held in Detroit which showcases the best talent in golf and further raises the profile of Rocket Mortgage’s brand. Rocket Mortgage also recently expanded its professional golf roster, signing a partnership with 14-time winner Lexi Thompson.

•Quicken Loans officially changed its name to Rocket Mortgage on July 31. The change brings alignment to the overall Rocket brand, associating the company’s core tenets of trust, client service, technology with Rocket’s end-to-end home buying ecosystem, from home search to mortgage closing.

Supporting Our Communities

•For the second year in a row, net proceeds raised by Rocket Mortgage Classic funded the ‘Changing the Course’ initiative, which aims to provide all Detroiters access to the internet and technology and digital literacy training within five years. The initiative strives to bridge the acute digital divide in Detroit, where nearly one-third of homes lack broadband.
•We continue to make progress in our commitment to end veteran homelessness in Detroit and across the country. Our philanthropic partner company, Rocket Community Fund, recently joined forces with the Home Depot Foundation and Detroit Rescue Mission to develop more than 60 units of permanent supportive housing for veterans through a $750,000 philanthropic investment. Since December 2017, when we first announced our commitment to end veteran homelessness in Detroit, we have seen a 43% decrease in the number of veterans experiencing homelessness.
Third Quarter 2021 Outlook
We expect the following ranges in Q3 2021:

•Closed loan volume of between $82.0 billion and $87.0 billion.

•Net rate lock volume of between $83.0 billion and $90.0 billion.

•Gain on sale margins of 2.70% to 3.00%.

Direct to Consumer
In the Direct to Consumer segment, clients have the ability to interact with Rocket Mortgage online and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various brand campaigns and performance marketing channels. The Direct to Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. The segment also includes title insurance, appraisals and settlement services complementing the Company’s end-to-end mortgage origination experience. Servicing activities are fully allocated to the Direct to Consumer segment and are viewed as an extension of the client experience. Servicing enables Rocket Mortgage to establish and maintain long term relationships with our clients, through multiple touchpoints at regular engagement intervals.

DIRECT TO CONSUMER3
($ amounts in millions)

	Q2-21	Q2-20	YTD 21	YTD 20
	(Unaudited)		(Unaudited)
Funded loan volume	$48,902	$46,777	$113,931	$78,468
Funded loan gain on sale margin	4.66%	5.09%	5.06%	4.93%
Revenue, net	$2,222	$3,939	$5,944	$4,981
Adjusted Revenue	$2,343	$4,213	$5,521	$5,999
Contribution margin	$1,435	$3,264	$3,595	$4,269

Partner Network
The Rocket Professional platform supports our Partner Network segment, where we leverage our superior client service and widely recognized brand to grow marketing and influencer relationships, and our mortgage broker partnerships through Rocket Pro TPO. Our marketing partnerships consist of well-known consumer-focused companies that find value in our award-winning client experience and want to offer their clients mortgage solutions with our trusted, widely recognized brand. These organizations connect their clients directly to us through marketing channels and a referral process. Our influencer partnerships are typically with companies that employ licensed mortgage professionals that find value in our client experience, technology and efficient mortgage process, where mortgages may not be their primary offering. We also enable clients to start the mortgage process through the Rocket platform in the way that works best for them, including through a local mortgage broker.

PARTNER NETWORK
($ amounts in millions)

	Q2-21	Q2-20	YTD 21	YTD 20
	(Unaudited)		(Unaudited)
Funded loan volume	$30,120	$19,732	$70,849	$39,064
Funded loan gain on sale margin	1.16%	2.10%	1.60%	1.45%
Revenue, net	$319	$783	$1,042	$1,018
Adjusted Revenue	$319	$783	$1,042	$1,018
Contribution margin	$143	$643	$686	$786

Balance Sheet and Liquidity
We remain in a strong liquidity position, with total liquidity of $7.8 billion, which includes $2.0 billion of cash on-hand, $2.4 billion of corporate cash used to self-fund loan originations, a portion of which could be transferred to funding facilities (warehouse lines) at our discretion, $3.1 billion of undrawn lines of credit from non-funding facilities, and $0.3 billion of undrawn MSR lines. Our available cash position was $4.4 billion, which includes cash on-hand and corporate cash used to self-fund loan originations.

3 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "funded" when it is sold to investors on the secondary market. See "Summary Segment Results" section later in this document and the footnote on “Segments” in the “Notes to Unaudited Condensed Consolidated Financial Statements” in the Company’s forthcoming filing on Form 10-Q for more information.

BALANCE SHEET HIGHLIGHTS
($ amounts in millions)

	June 30, 2021	December 31, 2020
	(Unaudited)
Cash and cash equivalents	$1,975	$1,971
Mortgage servicing rights (“MSRs”), at fair value	$4,644	$2,863
Funding facilities	$17,221	$17,743
Other financing facilities and debt	$5,199	$3,678
Total equity	$8,186	$7,882

Second Quarter Earnings Call
Rocket Companies will host a live conference call at 4:30 p.m. ET on August 12, 2021 to discuss its results for the quarter ended June 30, 2021. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event. If you are having issues viewing the webcast, please see the event help guide at the link here.

Condensed Consolidated Statements of Income
($ In Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Income
Revenue
Gain on sale of loans
Gain on sale of loans excluding fair value of MSRs, net	$1,484,378	$4,083,661	$3,863,656	$5,370,351
Fair value of originated MSRs	857,111	669,923	2,030,275	1,205,342
Gain on sale of loans, net	2,341,489	4,753,584	5,893,931	6,575,693
Loan servicing (loss) income
Servicing fee income	343,349	249,842	635,710	506,935
Change in fair value of MSRs	(414,745)	(552,844)	(168,824)	(1,544,096)
Loan servicing (loss) income, net	(71,396)	(303,002)	466,886	(1,037,161)
Interest income
Interest income	86,645	78,039	181,890	152,081
Interest expense on funding facilities	(64,378)	(53,757)	(132,222)	(93,216)
Interest income, net	22,267	24,282	49,668	58,865
Other income	376,388	560,949	842,500	804,725
Total revenue, net	2,668,748	5,035,813	7,252,985	6,402,122
Expenses
Salaries, commissions and team member benefits	840,470	854,007	1,682,669	1,537,613
General and administrative expenses	262,815	289,183	554,234	483,257
Marketing and advertising expenses	306,685	202,198	627,528	420,191
Depreciation and amortization	20,589	16,189	35,893	32,304
Interest and amortization expense on non-funding debt	35,038	33,168	70,609	66,275
Other expenses	142,454	155,538	378,185	276,673
Total expenses	1,608,051	1,550,283	3,349,118	2,816,313
Income before income taxes	1,060,697	3,485,530	3,903,867	3,585,809
Provision for income taxes	(24,047)	(21,448)	(89,879)	(22,680)
Net income	1,036,650	3,464,082	3,813,988	3,563,129
Net income attributable to non-controlling interest	(975,530)	(3,464,082)	(3,629,166)	(3,563,129)
Net income attributable to Rocket Companies	$61,120	$—	$184,822	$—

Earnings per share of Class A common stock
Basic	$0.45	N/A	$1.47	N/A
Diluted	$0.40	N/A	$1.46	N/A

Weighted average shares outstanding
Basic	136,139,400	N/A	125,961,094	N/A
Diluted	1,991,267,972	N/A	132,100,103	N/A

Condensed Consolidated Balance Sheets
($ In Thousands, Except Shares and Per Share Amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents	$1,974,997	$1,971,085
Restricted cash	77,454	83,018
Mortgage loans held for sale, at fair value	23,194,843	22,865,106
Interest rate lock commitments (“IRLCs”), at fair value	907,978	1,897,194
Mortgage servicing rights (“MSRs”), at fair value	4,644,172	2,862,685
MSRs collateral for financing liability, at fair value	—	205,033
Notes receivable and due from affiliates	10,977	22,172
Property and equipment, net of accumulated depreciation and amortization of $531,281 and $497,812, respectively	242,599	211,161
Deferred tax asset, net	592,909	519,933
Lease right of use assets	304,593	238,546
Forward commitments, at fair value	22,339	20,584
Loans subject to repurchase right from Ginnie Mae	2,769,911	5,696,608
Other assets	876,582	941,477
Total assets	$35,619,354	$37,534,602
Liabilities and equity
Liabilities
Funding facilities	$17,221,229	$17,742,573
Other financing facilities and debt
Lines of credit	75,000	375,000
Senior Notes, net	2,975,308	2,973,046
Early buy out facility	2,148,959	330,266
MSRs financing liability, at fair value	—	187,794
Accounts payable	287,533	251,960
Lease liabilities	345,930	272,274
Forward commitments, at fair value	91,731	506,071
Investor reserves	74,202	87,191
Notes payable and due to affiliates	76,869	73,896
Tax receivable agreement liability	669,738	550,282
Loans subject to repurchase right from Ginnie Mae	2,769,911	5,696,608
Other liabilities	697,136	605,485
Total liabilities	27,433,546	29,652,446
Equity
Class A common stock, #ERROR par value - #ERROR shares authorized, #ERROR and #ERROR shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	1	1
Class B common stock, #ERROR par value - #ERROR shares authorized, #ERROR issued and outstanding as of June 30, 2021 and December 31, 2020.	—	—
Class C common stock, #ERROR par value - #ERROR shares authorized, #ERROR issued and outstanding as of June 30, 2021 and December, 31, 2020.	—	—
Class D common stock, #ERROR par value - #ERROR shares authorized, #ERROR and #ERROR shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	19	19
Additional paid-in capital	363,916	282,743
Retained earnings	261,351	207,422
Accumulated other comprehensive income	431	317
Non-controlling interest	7,560,090	7,391,654
Total equity	8,185,808	7,882,156
Total liabilities and equity	$35,619,354	$37,534,602

Summary Segment Results for the Three and Six Months Ended June 30, 2021 and 2020,
($ amounts in millions)
(Unaudited)

Three Months Ended June 30, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$2,222	$319	$2,541	$128	$2,669
Plus: Decrease in MSRs due to valuation assumptions	121	—	121	—	121
Adjusted Revenue	$2,343	$319	$2,662	$128	$2,790
Directly attributable expenses	908	176	1,084	58	1,142
Contribution margin(1)	$1,435	$143	$1,578	$70	$1,648

Three Months Ended June 30, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$3,939	$783	$4,721	$315	$5,036
Plus: Decrease in MSRs due to valuation assumptions	274	—	274	—	274
Adjusted Revenue	$4,213	$783	$4,996	$315	$5,310
Directly attributable expenses	949	139	1,088	123	1,212
Contribution margin(1)	$3,264	$643	$3,908	$191	$4,099

Six Months Ended June 30, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$5,944	$1,042	$6,986	$267	$7,253
Less: Increase in MSRs due to valuation assumptions	(423)	—	(423)	—	(423)
Adjusted Revenue	$5,521	$1,042	$6,563	$267	$6,830
Directly attributable expenses	1,926	356	2,282	129	2,411
Contribution margin(1)	$3,595	$686	$4,280	$138	$4,419

Six Months Ended June 30, 2020	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$4,981	$1,018	$5,999	$403	$6,402
Plus: Decrease in MSRs due to valuation assumptions	1,018	—	1,018	—	1,018
Adjusted Revenue	$5,999	$1,018	$7,016	$403	$7,420
Directly attributable expenses	1,730	231	1,961	169	2,130
Contribution margin(1)	$4,269	$786	$5,056	$234	$5,290

(1) We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Adjusted Revenue is a non-GAAP financial measure described above. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs.

GAAP to non-GAAP Reconciliations

Adjusted Revenue Reconciliation ($ amounts in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
	(Unaudited)			(Unaudited)
Total Revenue, net	$2,669	$5,036	$937	$7,253	$6,402	$1,569
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	121	274	391	(423)	1,018	712
Adjusted Revenue	$2,790	$5,310	$1,328	$6,830	$7,420	$2,281

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

Adjusted Net Income Reconciliation ($ amounts in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
	(Unaudited)			(Unaudited)
Net income attributable to Rocket Companies	$61	$—	$—	$185	$—	$—
Net income impact from pro forma conversion of Class D common shares to Class A common shares (1)	976	3,465	(53)	3,630	3,564	(351)
Adjustment to the provision for income tax (2)	(240)	(844)	13	(881)	(868)	86
Tax-effected net income (2)	797	2,621	(40)	2,934	2,696	(265)
Non-cash share-based compensation expense	41	31	8	83	60	17
Change in fair value of MSRs due to valuation assumptions (net of hedges) (3)	121	274	391	(423)	1,018	712
Litigation accrual (4)	—	—	—	15	—	—
Tax impact of adjustments (5)	(40)	(76)	(99)	81	(268)	(181)
Other tax adjustments (6)	1	—	—	2	—	—
Adjusted Net Income	$920	$2,851	$261	$2,691	$3,507	$284

(1) Reflects net income to Class A common stock from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders as of June 30, 2021, 2020 and 2019.

(2) Rocket Companies, Inc. will be subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income of RKT Holdings, LLC. The adjustment to the provision for income tax reflects the effective tax rates assuming Rocket Companies, Inc. owns 100% of the non-voting common interest units of RKT Holdings, LLC. The effective income tax rate for Adjusted Net Income was 24.87% for the three and six months ended June 30, 2021, 24.82% for the three and six months ended June 30, 2020 and 24.77% for the three and six months ended June 30, 2019.

(3) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

(4) Reflects legal accrual related to a specific legal matter.

(5) Tax impact of adjustments gives effect to the income tax related to non-cash share-based compensation expense, change in fair value of MSRs due to valuation assumptions, and other non-operating items at the above described effective tax rates for each period.

(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of RKT Holdings units, net of payment obligations under Tax Receivable Agreement.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation ($ in millions, except per share)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
	(Unaudited)			(Unaudited)
Diluted weighted average Class A Common shares outstanding	1,991,267,972	N/A	N/A	132,100,103	N/A	N/A
Assumed pro forma conversion of Class D shares (1)	—	N/A	N/A	1,858,812,080	N/A	N/A
Adjusted diluted weighted average shares outstanding	1,991,267,972	N/A	N/A	1,990,912,183	N/A	N/A

Adjusted Net Income	$920	N/A(2)	N/A(2)	$2,691	N/A(2)	N/A(2)
Adjusted Diluted EPS	$0.46	N/A(2)	N/A(2)	$1.35	N/A(2)	N/A(2)

(1) Reflects the pro forma exchange and conversion of non-dilutive Class D common stock to Class A common stock.

(2) This non-GAAP measure is not applicable for these periods, as the reorganization transactions had not yet occurred.

Adjusted EBITDA Reconciliation ($ amounts in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
	(Unaudited)			(Unaudited)
Net income	$1,037	$3,464	$(53)	$3,814	$3,563	$(352)
Interest and amortization expense on non-funding debt	35	33	33	71	66	66
Income tax provision	24	21	—	90	23	(1)
Depreciation and amortization	21	16	18	36	32	36
Non-cash share-based compensation expense	41	31	8	83	60	17
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	121	274	391	(423)	1,018	712
Litigation accrual (2)	—	—	—	15	$—	—
Adjusted EBITDA	$1,279	$3,841	$398	$3,685	$4,762	$479

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates.

(2) Reflects legal accrual related to a specific legal matter.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA as “non-GAAP measures” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

In first quarter of 2021, we revised our definition of Adjusted Net income and Adjusted EBITDA to exclude a litigation accrual that does not directly affect what we consider to be our core operating performance. Excluding these costs did not impact Adjusted Net income or Adjusted EBITDA for the comparative periods presented. From time to time in the future, we may exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors.

We define “Adjusted Revenue” as total revenues net of the change in fair value of mortgage servicing rights (“MSRs”) due to valuation assumptions. We define “Adjusted Net Income” as tax-effected earnings before share-based compensation expense, the change in fair value of MSRs due to valuation assumptions, a litigation accrual, and the tax effects of those adjustments. We define “Adjusted Diluted EPS” as Adjusted Net Income divided by the diluted weighted average number of Class A common stock outstanding for the applicable period, which assumes the pro forma exchange and conversion of all outstanding Class D common stock for Class A common stock. We define “Adjusted EBITDA” as earnings before interest and amortization expense on non-funding debt, income tax, depreciation and amortization, net of the change in fair value of MSRs due to valuation assumptions (net of hedges), share-based compensation expense, and a litigation accrual. We exclude from each of these non-GAAP revenues the change in fair value of MSRs due to valuation assumptions (net of hedges) as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of “Interest income, net”, as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA. Any non-GAAP earnings margin is calculated by using the non-GAAP metric in question (such as Adjusted EBITDA) as the numerator and Adjusted Revenue as the denominator.

We believe that the presentation of our non-GAAP financial measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted Revenue, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA differently, and as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Additionally, our definitions of our non-GAAP financial measures allows us to add back certain non-cash charges and deduct certain gains that are included in calculating the most comparable figures calculated under GAAP. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. Adjusted Revenue, Adjusted Net Income, Adjusted Earnings per Share, and Adjusted EBITDA should be considered in addition to, and not as a substitute for, total revenues, net income attributable to Rocket Companies, net income (loss), and Earnings per share in accordance with U.S. GAAP as measures of performance. Our presentation of non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.

Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: (a) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; (b) Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and (d) they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Revenue, Adjusted Net Income, and Adjusted EBITDA are not intended as alternatives to total revenue, net income attributable to Rocket Companies or net income (loss) as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Rocket Companies is a Detroit-based holding company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Rocket Loans, Rocket Auto, Rock Central, Amrock, Core Digital Media, Rock Connections, Lendesk and Edison Financial. Since 1985, Rocket Companies has been obsessed with helping its clients achieve the American dream of home ownership and financial freedom. Rocket Companies offers an industry-leading client experience powered by our simple, fast and trusted digital solutions. Rocket Companies has approximately 26,000 team members across the United States and Canada. Rocket Companies ranked #5 on Fortune's list of the "100 Best Companies to Work For" in 2021 and has placed in the top third of the list for 18 consecutive years. For more information, please visit our Corporate Website, Investor Relations Website, Twitter page, and our LinkedIn page.

Investor Relations Contact:
Sharon Ng
ir@rocketcompanies.com
(313) 373-7990

Media Contact:
Aaron Emerson
aaronemerson@rockcentraldetroit.com
(313) 373-3035